Exhibit 5

Gregory L. Nelson Senior Vice President General Counsel & Secretary Ameren Corporation

May 26, 2017

Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”).  The Company will file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 5,909,523 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), in connection with its DRPlus Dividend Reinvestment and Stock Purchase Plan.  This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

In connection therewith, I, or attorneys under my supervision, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of (1) the Registration Statement; (2) the Prospectus included in the Registration Statement; (3) the Restated Articles of Incorporation and By-Laws, as amended, of the Company, each as in effect on the date hereof; and (4) corporate and other documents, records and papers and certificates of public officials.  In addition, I, or attorneys under my supervision, have reviewed such other documents and materials as I, or attorneys under my supervision, have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review, I am of the opinion that when the Shares have been issued and delivered on the terms and conditions set forth in the Registration Statement, and for the consideration contemplated by the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Missouri.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement, including under the headings “Legal Matters” in the prospectus included in the Registration Statement.  In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gregory L. Nelson

Gregory L. Nelson
Senior Vice President, General Counsel and Secretary